As filed with the Securities and Exchange Commission on July 2, 2015

811-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

               The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Guggenheim Global Equity Income Fund

Address of Principal Business Office:

227 West Monroe Street
Chicago, Illinois 60606

Telephone Number:

(312) 827-0100

Name and address of agent for service of process:

Amy J. Lee
Guggenheim Funds Investment Advisors, LLC
227 West Monroe Street
Chicago, Illinois 60606

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES [ X ]      NO [   ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago in the State of Illinois on the 2nd day of July 2015.

GUGGENHEIM GLOBAL EQUITY INCOME FUND

By:          /s/ Donald C. Cacciapaglia
Donald C. Cacciapaglia
Trustee and Chief Executive Officer

Attest:         /s/ John L. Sullivan
John L. Sullivan
Chief Financial Officer

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